Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Announces Retirement and Management Changes

Fairfield, Calif. (July 18, 2007) — Copart, Inc. (NASDAQ: CPRT) today announced that effective December 31, 2007, James E. Meeks, the Company’s Executive Vice President and Chief Operating Officer will retire. Effective August 1, 2007, Mr. Meeks will relinquish his operational responsibilities but will remain with the Company in an advisory capacity until his retirement. Mr. Meeks will also continue as a member of the Company’s Board of Directors.

Vincent W. Mitz, currently the Senior Vice President of Marketing will assume the title and responsibilities of Executive Vice President; Russell D. Lowy, currently the Senior Vice President of Operations, will assume the title and responsibilities of Chief Operating Officer and Robert H. Vannuccini, currently the Marketing Vice President of National Accounts, will assume the title and responsibilities of Senior Vice President of Marketing.

Mr. Mitz, who is 44, has served as Senior Vice President of Marketing since May 1995. Prior to that, Mr. Mitz was employed by NER Auction Systems (NER) from 1981 until its acquisition by Copart in 1995. At NER, Mr. Mitz held numerous positions including Vice President of Sales and Marketing from 1993 to 1995 and Vice President of Sales and Operations for NER’s New York region from 1990 to 1993.

Mr. Lowy, who is 48, has served as Senior Vice President of Operations since July 2002. Mr. Lowy served as Vice President of Operations, Eastern Division from December 1999 to July 2002; Director of Training and Auditing from 1998 to 1999; Assistant Vice President of Operations from 1996 to 1997; Regional Manager of Northern California from 1995 to 1996 and Marketing Manager from 1993 to 1994. Prior to joining Copart, Mr. Lowy spent nine years with ADP-Claims Solutions Group. Mr. Lowy received a Bachelor of Science degree in Business Administration from California State University, Chico in 1982.

Mr. Vannuccini, who is 40, has served as Vice President of National Accounts since December 1999 and served as the Midwest Regional Account Manager from 1995 to 1999. Prior to that, Mr. Vannuccini was employed by NER as the Midwest Regional Account Manager from 1994 until its acquisition by Copart in 1995. Prior to his experience at NER, Mr. Vannuccini was an Assistant Vice President with Fleet Financial Group from 1991 to 1994. Mr. Vannuccini received a Bachelor of Business Administration degree in Banking and Finance from Hofstra University, Hempstead, New York in 1988.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, Inc.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company operates 130 facilities in the United States, Canada and the United Kingdom. It also provides services in other locations through its network of independent salvage vehicle processors.

Contact:	Heather Luck, Assistant to the Chief Financial Officer
(707) 639-5000

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000